090204

090204

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

Filed in the office of	Document Number
Barbara K. Cegavske Secretary of State State of Nevada	**20190074494-20** Filing Date and Time **02/20/2019 12:15 PM** Entity Number **E0091582016-9**

USE BLACK INK ONLY - DO NOT HIGHLIGHT — ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Geant Corp.

2. The articles have been amended as follows: (provide article numbers, if available)

Upon effectiveness of this filing:

A. The name of the Corporation has been changed to Cannabis Suisse Corp.,

B. Each one (1) share of issued and outstanding share of common stock of the Corporation, par value $0.001, as of the record date of January 23, 2019, shall be subdivided and reclassified into twenty (20) fully paid, non assessable shares of common stock of the Corporation, and

C. The authorized shares of common stock of the Company, par value $0.001, shall be increased from 75,000,000 shares to 250,000,000 shares.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 70%

4. Effective date and time of filing: (optional) Date: Time:

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X ______________________

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.